Exhibit 10.1
Stock Holding Policy for
Executive Officers of the Company *
The Company’s Board of Directors has adopted the following stock holding policy reflecting guidelines to align the interests of all of its executive officers with the interests of shareholders:
Except as set forth below, all of the Company’s executive officers (except for the Chief Executive Officer who continues to be subject to a previously adopted stock holding requirement policy) (the “Executive Officers”) are required to retain, until the effective date of retirement or other termination of employment, an amount equal to 50% of the outstanding “Net Shares” delivered to the Executive Officer pursuant to awards granted under the Company’s equity programs (the “50% Stock Holding Requirement”). “Net Shares” are those shares that remain after shares are sold or withheld by the Company to pay the exercise price of stock options, withholding taxes and other transaction costs. Net Shares shall include, but not be limited to, shares acquired through:
(a)	stock option exercises;
(b)	restricted stock, restricted stock unit or performance share awards;
(c)	participation in the Graco Employee Stock Purchase Plan;
(d)	dividend reinvestment programs including dividend reinvestments related to shares acquired outside of Company incentive plans; and
(e)	stock splits with respect to shares acquired through any of the foregoing.
Upon owning shares of the Company having a fair market value equal to three (3) times the current base salary for Executive Officers reporting directly to the President and Chief Executive Officer and two (2) times the current base salary for Executive Officers reporting to someone other than the President and Chief Executive Officer (the “Ownership Threshold”), and so long as the Executive Officer remains at or above this Ownership Threshold, transactions related to equity awards to which this Policy applies shall be exempt from the 50% Stock Holding Requirement. Shares used to calculate whether the Ownership Threshold has been met include:
(a)	Net Shares retained upon option exercise;
(b)	restricted stock, whether vested or unvested;
(c)	Employee Stock Purchase Plan and Employee Stock Ownership Plan shares;
(d)	shares acquired by open market purchase;
(e)	shares owned by family members or entities if the Executive Officer would be deemed to beneficially own the shares;
(f)	shares obtained through dividend reinvestment or stock split.
To mitigate the effects of stock price volatility, compliance with these guidelines shall be evaluated once each year using the average daily closing price of the Company’s common stock during the previous one-year period commencing April 1 through March 31.
This Policy shall apply only to those equity awards made or granted to an Executive Officer after the effective date of this Policy.
The foregoing Policy requirement shall be waived by the Company with regard to an individual Executive Officer upon the effective date of (a) that Executive Officer’s “Disability”, (b) the death of the Executive Officer, or (c) a “Change of Control”, as those terms are defined in that certain Key Employee Agreement between the Company and the Executive Officer, as amended from time to time.

Exhibit 10.1
The Board of Directors has delegated authority to the Company’s Chief Executive Officer to determine whether and to what extent (a) special circumstances may warrant the grant by the Company of an exception, hardship or otherwise, to the foregoing holding guidelines, or (b) the extent to which a failure by an individual Executive Officer to comply with the stock holding guidelines set forth in this Policy may warrant further reasonable action to effectuate its intent.
This Policy may be amended, modified, restated, suspended, eliminated, terminated or otherwise changed at any time by the Board of Directors without prior notice to, or consultation with, any Executive Officer.
The effective date of this Policy shall be April 23, 2010.

* The Board previously adopted a stock holding requirement policy for the Company’s Chief Executive Officer on February 13, 2009, which policy does not contain an ownership threshold. It is intended that the terms of the previously adopted policy shall continue to apply to the Chief Executive Officer.